UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The XFLT Proxy Contest: What XFLT Shareholders Need to Know

Frequently Asked Questions

XA Investments LLC, manager of XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”), provides answers to shareholders’ questions regarding the approval of a new investment sub-advisory agreement among the Fund, XA Investments LLC and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”) in the upcoming Special Meeting of Shareholders on July 30, 2026.

Q: Why did the Board select the King Street Sub-Adviser to be the new sub-adviser for XFLT?

•	The Board had a fiduciary responsibility to protect shareholders from Octagon’s persistent underperformance at XFLT. Therefore, it commenced a comprehensive process to identify a qualified sub-adviser that could improve future shareholder outcomes.

•	The Board selected the King Street Sub-Adviser due to a number of factors, including:

o	The strength of King Street’s CLO business.

o	King Street’s deep bench of investment talent.

o	The King Street Sub-Adviser’s ability to execute the Fund’s strategy in a more dynamic manner, including across U.S. and European CLO debt and equity assets, within the Fund’s stated investment objective.

•	XA Investments and the Board firmly believe the King Street Sub-Adviser is better positioned to improve performance, support stronger distributions over time and help unlock greater value for shareholders.

Q: How poor was XFLT’s performance under Octagon?

•	The results were significant. As of March 31, 2026:

o	XFLT underperformed its benchmark by -19.09% over one year.

o	XFLT also underperformed over the three-year, five-year and since-inception periods.

o	XFLT’s NAV per share declined approximately -54%, which implies $406.7 million of current-share-equivalent NAV-per-share erosion.

•	In addition, recent developments affirm that the Board was right to be concerned. Beyond XFLT, Octagon’s own CLO portfolio has suffered seven CLO defaults in 2026.

Q: What are the benefits to XFLT shareholders if the Proposal is approved?

•	The Board believes that the approval of the King Street Sub-Adviser agreement will provide a number of benefits that will help improve the Fund’s performance over time:

o	Potential for increased distributions and improved performance over time.
o	Expanded opportunity set—more varied investment opportunities in different parts of the U.S. and European credit market.
o	A qualified manager that is a wholly owned subsidiary of King Street, which has an institutional track record of skill and experience investing in the U.S. and global credit markets with investment professionals based in the U.S., London, Singapore and Dubai.
o	Dynamic management between different and potentially new opportunities in the credit market in a timely manner.

Q: Who is the King Street Sub-Adviser?

•	Founded in 1995, King Street is a leading global alternative asset manager that, along with its affiliates, manages $30 billion assets across multiple segments of the public and private markets.

•	King Street’s CLO platform includes:
o	20 U.S. CLOs
o	9 European CLOs
o	Approximately $12 billion in CLO assets under management.

•	Rockford Tower Asset Management, L.L.C., the proposed sub-adviser for XFLT, is a wholly owned subsidiary of King Street.

Q: Will there be changes to the Fund’s management fees borne by shareholders?

•	No. The Trust will continue to pay XA Investments the current 1.7% investment advisory fee. The Trust’s management fees and expenses will not increase and shareholders will not pay any higher fees because of this change.

Q: Is it true that Octagon proposed a fee reduction?

•	Not exactly. After its termination, Octagon submitted a proposal to the Board to replace XA Investments as the Fund’s adviser.

•	In other words, Octagon was asking for a promotion and a raise. Octagon wanted to move up from sub-adviser to Fund manager, assume greater responsibility and receive greater compensation—all while continuing to manage your assets using the same investment decisions that failed to deliver results.

•	In the Board's view, rewarding an underperforming manager with expanded responsibilities would have been imprudent, highly unusual and contrary to the Board's fiduciary duty to act in shareholders' best interests.

Q: If I vote against the proposal, would my fees go down?

•	No. This vote will have no impact on fees. Voting "AGAINST" will not reduce your fees.

•	This is not the vote before shareholders. This vote is about approving the qualified King Street Sub-Adviser, which the Board believes may help enhance distributions and performance over time.

Q: What will happen if shareholders do not approve the King Street Sub-Advisory Agreement?

•	Octagon will not be reinstated as sub-adviser even if shareholders vote against the approval of the King Street Sub-Adviser and XA Investments will continue to serve as the Fund’s adviser.

•	Beginning July 30th, the King Street Sub-Adviser can serve on an interim basis for up to 150 days pending shareholder approval. Beyond that, the Fund will likely endure a period of prolonged limbo and uncertainty. The Board will take such actions with respect to the management of the Fund as it deems in the best interests of the Fund, which may involve beginning a new search for an equally qualified sub-adviser.

•	The Board urges you to vote “FOR” on the WHITE Card to avoid potential disruption to your Fund’s operations.

Q: How do I vote my shares?

•	The Board urges you to vote “FOR” on the WHITE Card. Use one of the following options to vote:
o	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.
o	By Phone: Call the toll-free number listed on your WHITE proxy card.
o	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About King Street Capital Management

King Street is a global alternative investment firm founded in 1995 that manages $30 billion in assets across public and private markets. The firm marries rigorous fundamental research with tactical trading and differentiated sourcing capabilities to identify investment opportunities across asset classes, up and down the capital structure. For more information, please visit www.kingstreet.com. Follow King Street Capital Management on LinkedIn.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Fund shares trade in the public markets and other factors. Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Trust does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including the possible loss of principal. Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing. Please refer to the Fund’s filings with the Securities and Exchange Commission for additional information.

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